Exhibit 99.1

Stellar Biotechnologies Reports Year-End 2014 Financial Results

Company to Hold Conference Call at 1:30 p.m. ET Today

PORT HUENEME, CA--(Marketwired - Nov 13, 2014) - Stellar Biotechnologies, Inc. ("Stellar" or "the Company") (OTCQB: SBOTF) (TSX VENTURE: KLH), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin ("KLH"), an important immune-stimulating protein used in wide-ranging immunotherapeutic markets, has reported preliminary financial results for the year ended August 31, 2014.

Fiscal Year Ended August 31, 2014 Results:

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Cash Position: Cash, cash equivalents and short-term investments as of August 31, 2014 were $13.9 million, compared to $ 7.9 million at August 31, 2013. The Company believes current cash will be sufficient to meet estimated working capital requirements and fund planned program development through 2015. During the year ended August 31, 2014, the Company received approximately $6.5 million cash from financing activities related to the September 2013 private placement and an additional $4.3 million proceeds from the exercise of warrants and options.

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As of August 31, 2014, Stellar had positive shareholders equity of $7.7 million and approximately 78.3 million shares outstanding, compared to negative shareholders equity of ($2.2 million) and approximately 57.9 million shares outstanding at August 31, 2013.

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Revenues: Revenues were $372,132 for the fiscal year ended August 31, 2014 compared to $545,469 for the fiscal year ended August 31, 2013. Revenues included product sales of $143,553 compared to $76,055 for the prior year. The increase was due to greater product sales volume. Grant revenue decreased to $37,579 from $409,414 due to completion of NSF Phase II/IIB in fiscal 2013 with the close out period ended November 2013. Contract services revenues for the year increased to $192,000 compared to $60,000 in the prior year. The increase was due to new contract services under a collaboration agreement.

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R&D Expenses: Research and development expenses for the year were $2.5 million for the fiscal year ended August 31, 2014 compared to $2.0 million in fiscal 2013. The increase in R&D expense was largely due to preclinical research on C. diff immunotherapy studies, coupled with a decrease in other internal research and development affected by operations shifting from process development to manufacturing.

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Other Operating Expenses: Other operating expenses for the year totaled $3.6 million for the fiscal year ended August 31, 2014, compared to $2.4 million in fiscal 2013. The $1.2 million increase was primarily attributable to a higher level of activity related to strategic initiatives associated with corporate and business development, the addition of key personnel, and vesting of stock options related to share-based compensation.

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Net Loss: Net loss for the year was $8.4 million, or $0.11 per share for the fiscal year ended August 31, 2014 compared to a net loss of $14.5 million, or $0.28 per share, for the fiscal year ended August 31, 2013. The lower loss in the current year was primarily affected by noncash changes in fair value of warrant liability. The gains and losses in these periods are a reflection of the Company's share price fluctuations with increases in share prices causing greater warrant liability and a loss on fair value of warrant liability, while decreases in share prices cause a gain on fair value of warrant liability. Changes in fair value of warrant liability have no impact on cash flow. If the warrants are exercised, the warrant liability is reclassified to share capital. If the warrants expire, the decrease in warrant liability offsets the changes in fair value.

Operational Updates:

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Collaborations and KLH Supply Agreements: Stellar recently executed new collaboration agreements related to the Company's core technology platform for the sustainable manufacturing of KLH. In November 2014, the Company signed an exclusive supply agreement with Araclon Biotech SL (Spain) to meet Araclon's Phase II and III clinical trial requirements for KLH used in Araclon's active immunotherapies against Alzheimer's disease. In October 2014, Stellar executed a supply agreement with Biovest International, Inc. for the supply of KLH used in Biovest's active immunotherapy to treat follicular non-Hodgkin's lymphoma. Previously, in December 2013, Stellar entered into collaboration with Amaran Biotechnology, Inc. (Taiwan) to develop and evaluate methods for the potential manufacture of OBI Pharma's active immunotherapy against metastatic breast cancer (OBI-822). These collaborations represent multiple prospective commercial pathways for Stellar including future growth of KLH sales and close involvement in the development of new KLH-based immunotherapies in a range of disease targets.

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Research and Development Programs: Stellar is actively engaged in research and development focused primarily on aquaculture of the Giant Keyhole Limpet, improvements in KLH protein manufacturing, and new uses for KLH in immunotherapy. In 2014 these activities involved both internal programs and external collaborations with other biopharmaceutical companies. Our internal research included new innovations in aquaculture systems, infrastructure and analytical processes, and early preclinical testing of a potential KLH-base immunotherapy against infectious disease. Our external collaborations involved both development and evaluation projects, with a number of biopharmaceutical entities, for the use of Stellar KLH™ in those companies' programs. The latter culminated in execution of definitive supply agreements for Stellar KLH™ that the Company believes will require growing operational attention and resources in the next year.

"Over the past year we significantly advanced a number of key programs in our core Stellar KLH™ manufacturing business. Of particular note is our recent expansion of KLH clinical supply agreements," said Frank Oakes, President and Chief Executive Officer of Stellar Biotechnologies, Inc. "Building a robust KLH customer base across diverse disease arenas is of strategic importance to Stellar because we believe it will generate long-term revenue potential as well as provide us with a presence in multiple important immunotherapy programs targeting cancers, immune disorders, inflammatory disease, and Alzheimer's."

The Company intends to file its Fiscal Year End 2014 Form 10-K on Friday, November 14, 2014. To view Stellar Biotechnologies' current and past reports and filings, consolidated financial statements, and Management Discussion & Analysis, please visit the Canadian Securities Administrators' website (www.sedar.com). To view the Company's filings under Form 20-F and Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov/edgar).

Telecast and Webcast Information:

Date: Thursday, November 13, 2014
Time: 1:30 PM ET/10:30 AM PT
Participant Dial-in: 1-913-312-0380
Conference Call Participant Passcode: 9219736
Webcast Link: http://www.visualwebcaster.com/event.asp?id=100979
Q&A submission: Questions for management may be submitted via the chat feature of the live online webcast.

Please log in at least 10 minutes before the start time to ensure timely participation and appropriate web interface platform.

For the live and archived webcast link, please visit the investor presentation section on Stellar Biotechnologies' website at: http://ir.stellarbiotechnologies.com/events-calendar

A replay of the call will be available approximately two hours after the live call through November 20, 2014. To access the replay, dial 1-888-203-1112 (if calling within United States and Canada) and 1-719-457-0820 (outside the U.S. and Canada). The replay passcode is 9219736. The webcast will also be archived on the Company website. For additional information please visit the Events Calendar of the Investors section at www.stellarbiotech.com.

About Stellar Biotechnologies, Inc.

Stellar Biotechnologies, Inc. (OTCQB: SBOTF) (TSX VENTURE: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's, and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

To receive timely updates, sign up for company email alerts at www.StellarBiotech.com and to learn more about the power of KLH visit the KLH knowledge base site at www.KLHsite.org.

Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of anticipated results; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the TSX Venture Exchange and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the information contained in this press release.

Condensed Consolidated Statements of Financial Position
(Expressed in US Dollars)

	August 31,	August 31,
	2014	2013

Assets:
Cash and cash equivalents	$13,427,404	$7,859,889
Other current assets	643,266	274,633
Noncurrent assets	403,292	378,836

Total Assets	$14,473,962	$8,513,358

Liabilities and Shareholders' Equity (Deficit):
Accounts payable, accrued liabilities and deferred revenue	$541,626	$419,413
Warrant liability, including current portion	6,231,703	10,289,944
Shareholders' equity (deficit)	7,700,633	(2,195,999)

Total Liabilities and Shareholders' Equity (Deficit)	$14,473,962	$8,513,358

Condensed Consolidated Statements of Operations
(Expressed in US Dollars)

		Year Ended
	August 31,	August 31,	August 31,
	2014	2013	2012

Revenues:
Contract services revenue	$192,000	$60,000	$60,000
Product sales	143,553	76,055	131,825
Grant revenue	36,579	409,414	94,229

Total Revenues	372,132	545,469	286,054

Expenses:
Costs of revenues	760,259	604,215	535,925
Research and development	2,458,934	2,018,554	2,634,119
General and administration	2,871,455	1,770,619	3,662,009

Total Expenses	6,090,648	4,393,388	6,832,053

Other Income (Loss):
Foreign exchange gain (loss)	(222,437)	(95,842)	10,091
Change in fair value of warrant liability	(2,533,305)	(10,556,208)	897,549
Other income	61,935	4,990	109,881

Income tax expense	27,200	800	800

Net Loss	$(8,439,523)	$(14,495,779)	$(5,529,278)

Loss per common share - basic and diluted	$(0.11)	$(0.28)	$(0.13)

Weighted average number of common shares outstanding	75,826,642	51,611,944	43,775,766

Condensed Consolidated Statements of Cash Flows
(Expressed in US Dollars)

	Year Ended
	August 31,	August 31,	August 31,
	2014	2013	2012

Cash Flows Used In Operating Activities:
Net loss	$(8,439,523)	$(14,495,779)	$(5,529,278)
Items not affecting cash:
Depreciation and amortization	158,313	124,833	112,144
Share-based payments	956,634	786,585	1,923,200
Foreign exchange (gain) loss	222,437	95,842	(10,091)
Change in fair value of warrant liability	2,533,305	10,556,208	(897,549)
Loss on disposal of property, plant and equipment	3,670	-	-
Impairment loss	90,476	-	-
Fair value of shares issued for research license	-	491,408	-
Changes in working capital items	207,981	(354,920)	453,760

Net cash used in operating activities	(4,266,707)	(2,795,823)	(3,947,814)

Net cash used in investing activities	(741,415)	(9,541)	(78,338)

Net cash provided by financing activities	10,787,975	9,730,826	877,210

Effect of exchange rate changes on cash and cash equivalents	(212,338)	(64,571)	2,448

Net change in cash and cash equivalents	5,567,515	6,860,891	(3,146,494)

Cash and cash equivalents - beginning of year	7,859,889	998,998	4,145,492

Cash and cash equivalents - end of year	$13,427,404	$7,859,889	$998,998